Exhibit 99.1

9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; Fax (616) 866-0257

FOR IMMEDIATE RELEASE
CONTACT: Don Grimes
(616) 863-4404

WOLVERINE WORLDWIDE ANNOUNCES

RECORD REVENUE FOR SECOND QUARTER 2012;

ACQUISITION OF PERFORMANCE + LIFESTYLE GROUP

FROM COLLECTIVE BRANDS REMAINS ON TRACK

Rockford, Michigan, July 10, 2012 — Wolverine Worldwide (NYSE: WWW) today reported financial results for the second quarter ended June 16, 2012.

Revenue for the quarter was a record $312.7 million, an increase of 0.8% compared to the prior year’s second quarter when revenue grew over 20%. Foreign exchange negatively impacted revenue by $3.8 million. As expected, sales growth in the quarter was also hampered by continued macroeconomic uncertainty in Europe, which created challenging trading conditions in that market.

Reported diluted earnings per share in the quarter were $0.42, compared to prior year’s earnings per share of $0.48. Earnings in the quarter were negatively impacted by $0.06 per share due to non-recurring expenses related to the pending acquisition of the Performance + Lifestyle Group of Collective Brands (“PLG acquisition”) that the Company announced on May 1, 2012. Reported earnings benefitted $0.07 per share from a tax benefit recorded in the quarter.

“We are pleased that despite the softness in certain global markets, most notably Europe, we remain on track to deliver another year of record financial results,” said Blake W. Krueger, Chairman and Chief Executive Officer. “Our diverse brand portfolio and a business model that spans geographies and distribution channels help to mitigate risk and smooth out a choppy global retail environment. Our U.S. business had a solid quarter, and the Company’s consumer direct business was also a bright spot, posting a strong double-digit revenue increase from both brick and mortar locations and the eCommerce channel. Our Outdoor Group, consisting of Merrell, Chaco and Patagonia Footwear, delivered a solid revenue increase in the quarter.”

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Additional details:

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Gross margin in the quarter decreased 160 basis points to 37.8%, compared to prior-year gross margin of 39.4%, as higher product costs and unfavorable sales mix (including increased closeout sales of excess fall/winter product as a result of the unseasonably warm winter season) were only partially offset by selling price increases and foreign exchange contract gains.

•

Reported operating expenses were $95.2 million, compared to $88.8 million in the prior year. The quarter’s increase was attributable to $4.9 million of expenses related to the PLG acquisition (primarily third-party advisory fees) and $2.4 million of incremental non-cash pension expense. The Company continued to demonstrate significant spending discipline, as each branded operating group and Wolverine Retail delivered operating expense leverage in the quarter.

•

The effective tax rate in the quarter benefitted from a favorable court decision in a foreign tax jurisdiction supporting the Company’s long-term tax planning strategies that lowered tax expense by $3.3 million, or $0.07 per share.

•

Inventory at the end of the second quarter was down 1.3% compared to the prior year, reflecting aggressive actions taken to manage working capital. The Company is focused on a “narrow and deep” inventory philosophy as it navigates through the current cycle of retailers being more reliant on wholesalers to supply products on an at-once basis.

•	Continued disciplined working capital management in the quarter contributed to a $38.2 million increase in year-to-date operating free cash flow compared to the prior year.

Based on expectations of strong at-once orders in the second half of the fiscal year, primarily the fourth quarter, the Company is reaffirming its full-year revenue guidance in a range of $1.46 billion to $1.50 billion, representing full-year growth of 3.6% to 6.4% compared to the prior year. The Company is also maintaining its full-year earnings per share guidance in a range of $2.70 to $2.80, representing growth of 8.9% to 12.9%. The Company’s guidance reflects its expectations prior to any costs or benefits relating to the pending PLG acquisition and, as such, does not include the $4.9 million of non-recurring expenses recorded in the second quarter. On a reported basis, the Company expects full-year earnings per share to range from $2.64 to $2.74 (6.5% to 10.5% growth over the prior year), which includes the year-to-date impact of the PLG acquisition-related expenses.

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Krueger concluded, “Recent feedback from key retailers reinforces our positive outlook for the remainder of 2012, and we fully expect to deliver another year of record financial performance. We are tremendously excited about adding the Sperry Top-Sider, Saucony, Stride Rite and Keds brands and team members to our already powerful portfolio of global lifestyle brands. We remain on track to close the transaction in late summer to early fall.”

The Company will host a conference call at 8:30 a.m. EDT today to discuss these results and current business trends. To listen to the call at the Company’s website, go to www.wolverineworldwide.com, click on “Investor Relations” in the navigation bar, and then click on “Webcasts & Presentations” from the side navigation bar of the “Investor Relations” page. To listen to the webcast, your computer must have a streaming media player, which can be downloaded for free at www.wolverineworldwide.com. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company’s website through September 18, 2012.

With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world’s leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. The Company’s portfolio of highly recognized brands includes: Bates®, Chaco®, Cushe®, Hush Puppies®, HYTEST®, Merrell®, Sebago®, Soft Style® and Wolverine®. The Company also is the footwear licensee of popular brands including CAT®, Harley-Davidson® and Patagonia®. The Company’s products are carried by leading retailers in the U.S. and globally in more than 190 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.

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This press release contains forward-looking statements. In addition, words such as “estimates,” “anticipates,” “believes,” “forecasts,” “plans,” “predicts,” “projects,” “is likely,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: the possibility that the PLG acquisition does not close; the Company's ability to realize the benefits of the PLG acquisition on a timely basis or at all; the Company's ability to combine its businesses and PLG successfully or in a timely and cost-efficient manner; failure to obtain any required financing on favorable terms; the degree of business disruption relating to the PLG acquisition; the Company’s ability to successfully develop its brands and businesses; changes in duty structures in countries of import and export including anti-dumping measures and trade defense actions; changes in consumer preferences or spending patterns; cancellation of orders for future delivery, or the failure of the Department of Defense to exercise future purchase options, award new contracts or the cancellation of existing contracts by the Department of Defense or other military purchasers; changes in planned customer demand, re-orders or at-once orders; the availability and pricing of footwear manufacturing capacity; reliance on foreign sourcing; failure of international licensees and distributors to meet sales goals or to make timely payments on amounts owed; disruption of technology systems; regulatory or other changes affecting the supply or price of materials used in manufacturing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; the impact of changes in the value of foreign currencies; the development of new initiatives; the risks of doing business in developing countries, and politically or economically volatile areas; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; weather; and additional factors discussed in the Company’s reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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WOLVERINE WORLD WIDE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

($000s, except per share data)

	12 Weeks Ended		24 Weeks Ended
	June 16, 2012	June 18, 2011	June 16, 2012	June 18, 2011
Revenue	$312,720	$310,139	$635,526	$641,012
Cost of products sold	194,650	188,022	385,264	381,096

Gross profit	118,070	122,117	250,262	259,916
Gross margin	37.8%	39.4%	39.4%	40.5%
Selling, general and administrative expenses	90,277	88,751	185,507	177,080
Acquisition related costs	4,944	—	4,944	—

Operating expenses	95,221	88,751	190,451	177,080
As a % of revenue	30.4%	28.6%	30.0%	27.6%

Operating profit	22,849	33,366	59,811	82,836
Operating margin	7.3%	10.8%	9.4%	12.9%
Interest expense, net	329	129	748	354
Other expense, net	668	973	1,614	393

	997	1,102	2,362	747

Earnings before income taxes	21,852	32,264	57,449	82,089
Income taxes	1,540	8,301	5,955	22,246
Effective tax rate	7.0%	25.7%	10.4%	27.1%

Net earnings	20,312	23,963	51,494	59,843
Net loss attributable to noncontrolling interests	(184)	—	(184)	—

Net earnings attributable to Wolverine Worldwide	$20,496	$23,963	$51,678	$59,843

Diluted earnings per share	$0.42	$0.48	$1.05	$1.20

Supplemental information:
Net earnings used to calculate diluted earnings per share	$20,164	$23,572	$50,796	$58,882
Shares used to calculate diluted earnings per share	48,421	49,292	48,301	49,243
Weighted average shares outstanding	48,694	49,440	48,564	49,366

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

($000s)

	June 16, 2012	June 18, 2011
ASSETS:
Cash and cash equivalents	$156,627	$118,478
Receivables	235,170	226,739
Inventories	243,912	247,234
Other current assets	39,615	28,620

Total current assets	675,324	621,071
Property, plant and equipment, net	75,809	76,739
Other assets	141,188	135,687

Total Assets	$892,321	$833,497

LIABILITIES & EQUITY:
Accounts payable and other accrued liabilities	$132,476	$141,930
Current maturities on long-term debt	—	539
Revolving credit agreement	28,000	20,000

Total current liabilities	160,476	162,469
Other non-current liabilities	103,234	76,765
Stockholders’ equity	627,570	594,263
Noncontrolling interest	1,041	—

Total Liabilities and Equity	$892,321	$833,497

WOLVERINE WORLD WIDE, INC.

REVENUE BY OPERATING GROUP

(Unaudited)

($000s)

	2nd Quarter Ended
	June 16, 2012		June 18, 2011		Change
	Revenue	% of Total	Revenue	% of Total	$	%
Outdoor Group	$130,659	41.8%	$127,258	41.0%	$3,401	2.7%
Heritage Group	99,395	31.8%	102,859	33.2%	(3,464)	-3.4%
Lifestyle Group	41,289	13.2%	41,506	13.4%	(217)	-0.5%
Other	3,541	1.1%	3,655	1.2%	(114)	-3.1%

Total branded footwear, apparel and licensing revenue	274,884	87.9%	275,278	88.8%	(394)	-0.1%
Other business units	37,836	12.1%	34,861	11.2%	2,975	8.5%

Total Revenue	$312,720	100.0%	$310,139	100.0%	$2,581	0.8%

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

($000s)

	24 Weeks Ended
	June 16, 2012	June 18, 2011
OPERATING ACTIVITIES:
Net earnings	$51,494	$59,843
Adjustments necessary to reconcile net cash (used in) provided by operating activities:
Depreciation and amortization	7,619	7,555
Deferred income taxes	421	(1,093)
Stock-based compensation expense	7,858	7,377
Excess tax benefits from stock-based compensation expense	(3,698)	(1,770)
Pension expense	12,948	8,078
Pension contribution	(26,657)	(31,800)
Other	(2,094)	(1,230)
Changes in operating assets and liabilities	(32,358)	(66,679)

Net cash provided by (used in) operating activities	15,533	(19,719)
INVESTING ACTIVITIES:
Investment in joint venture	(1,604)	—
Additions to property, plant and equipment	(4,678)	(9,182)
Other	(1,318)	(1,410)

Net cash used in investing activities	(7,600)	(10,592)
FINANCING ACTIVITIES:
Net borrowings under revolver	17,000	20,000
Cash dividends paid	(11,800)	(11,194)
Purchase of common stock for treasury	(2,399)	(23,146)
Surrender of common stock for treasury	(5,599)	(1,675)
Other	10,684	11,011
Contributions from noncontrolling interests	1,225	—

Net cash provided by (used in) financing activities	9,111	(5,004)
Effect of foreign exchange rate changes	(429)	3,393

Increase (decrease) in cash and cash equivalents	16,615	(31,922)
Cash and cash equivalents at beginning of year	140,012	150,400

Cash and cash equivalents at end of the quarter	$156,627	$118,478

As required by the Securities and Exchange Commission Regulation G, the following tables contain information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

WOLVERINE WORLD WIDE, INC.

RECONCILIATION OF EPS GUIDANCE TO ADJUSTED EPS GUIDANCE, EXCLUDING

ACQUISITION RELATED COSTS*

(Unaudited)

	Full-Year 2012 Guidance (GAAP Basis)	Acquisition Related Costs (a)	Full-Year 2012 Guidance As Adjusted
Diluted earnings per share	$2.64 - $2.74	$0.06	$2.70 - $2.80

RECONCILIATION OF REPORTED CASH FLOW TO OPERATING FREE CASH FLOW*

(Unaudited)

($000s, except per share data)

	Twelve Weeks Ended June 16, 2012	Twelve Weeks Ended June 18, 2011	Change (b)
Net cash provided by (used in) operating activities	$15,533	$(19,719)	$35,252
Net cash used in investing activities	$(7,600)	$(10,592)	$2,992

Operating free cash flow	$7,933	$(30,311)	$38,244

(a)	These adjustments present the Company’s results of operations on a continuing basis without the effects of fluctuations in acquisition related costs. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis.
(b)	Represents the year to date 2012 incremental operating free cash flow generated compared to the prior year period. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the business and identify cash available for debt service and other financing needs.
*	To supplement the consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company describes what certain financial measures would have been in the absence of acquisition related costs. In addition, to supplement our reported operating results, we present operating free cash flow, which is a non-GAAP financial measure. The Company believes these non-GAAP measures provide useful information to both management and investors to increase comparability to the prior period by adjusting for certain items that may not be indicative of core operating measures and to better identify trends in the business. Management does not, nor should investors, consider such non-GAAP financial measures in isolation from, or as a substitution for, financial information prepared in accordance with GAAP. A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, are found in the financial tables above.